Exhibit 21.1
N-ABLE, INC. SUBSIDIARIES
LLC N-able Technology (Belarus)
N-able Acquisition Company B.V. (Netherlands)
N-able Australia Pty Ltd (Australia)
N-able Cloud GmbH (Switzerland)
N-able Global Ltd (United Kingdom)
N-able International Holdings I, LLC (Delaware)
N-able International Holdings II, LLC (Delaware)
N-able International Ltd (United Kingdom)
N-able Portugal, Unipessoal LDA. (Portugal)
N-able Solutions Ltd (United Kingdom)
N-able Solutions ULC (Canada)
N-able Technologies Ltd (United Kingdom)
N-able Technologies S.R.L. (Romania)
N-able Technologies, Inc. (Delaware)
SolarWinds MSP Holdings Worldwide, Ltd. (Cayman)
SolarWinds MSP International B.V. - Austria Branch (Austria)
SolarWinds MSP International B.V. (Netherlands)
SolarWinds MSP International B.V. - Philippine Branch (Philippines)
SPAMExperts B.V. (Netherlands)
Trusted Metrics, Inc. (Delaware)